Exhibit 4.6

For Ministry Use Only

A I’usage exclusif du ministrey of,

Government Services

Ontario

CERTIFICATE

This is to certify that these articles are effective on

Ministere des

Services gouvernementaux

CERTIFICAT

Ceci certifie que les presents statuts entrent en vigueur le

Ontario Corporation Number Numero de la societe en Ontario

1831174

MARCH 30 MARS, 2011

Director / Directrice Business Corporations Act / Loi sur les societes par actions

Form 3 Business Corporations Act

Formule 3 Loi sur les societes par actions

ARTICLES OF AMENDMENT STATUTS DE MODIFICATION

1. The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS)

Denomination sociale actuelle de la societe (ecrire en LETTRES MAJUSCULES SEULEMENT):

BROOKFIELD RESIDENTIAL PROPERTIES INC.

2. The name of the corporation is changed to (if applicable): (Set out in BLOCK CAPITAL LETTERS)

Nouvelle denomination sociale de la societe (s’il y a lieu) (ecrire en LETTRES MAJUSCULES SEULEMENT):

N / A

3. Date of incorporation/amalgamation: Date de la constitution ou de la fusion :

2010-07-30_

(Year, Month, Day) (annee, mois, jour)

4. Complete only if there Is a change in the number of directors or the minimum / maximum number of directors. II faut remplir cette partie seulement si le nombre d’administrateurs ou si le nombre minimal ou maximal d’administrateurs a change.

Number of directors is/are: Nombre d’administrateurs :

Number Nombre

or ou minimum and maximum number of directors is/are: nombres minimum et maximum d’administrateurs:

minimum_and_maximum

minimum et maximum

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5. The articles of the corporation are amended as follows:

Les statuts de la societe sont modifies de la facon suivante :

See pages 1A to 1P forming a part hereof.

07119 (2008/06) © Queen’s Printer for Ontario, 2008 / © Imprimeur de la Reine pour l’Ontario, 2008

Page 1 of/de 2

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SCHEDULE 1

TO THE ARTICLES OF AMENDMENT OF BROOKFIELD RESIDENTIAL PROPERTIES INC.

1. the articles of the Corporation be amended as follows:

(a) to delete, in their entirety, the provisions of Article 8 of the Articles of Incorporation of the Corporation, effectively removing the restrictions on the transfer of the Corporation’s shares.

(b) to exchange the 53,808,461 issued and outstanding Common Shares of the Corporation into 41,158,120 Common Shares on the basis of 0.76490053 of a Common Share for each previously held Common share.

(c) to declare that the authorized capital of the Corporation, after giving effect to the foregoing, shall consist of:

(i) an unlimited number of Preferred Shares Issuable in Series;

(ii) 76,945 8% Convertible Preferred Shares, Series A; and

(iii) an unlimited number of Common shares.

(d) to restate the rights, privileges, restrictions and conditions attaching to the Preferred Shares Issuable in Series, the 8% Convertible Preferred Shares, Series A and the Common Shares as set forth below.

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A. COMMON SHARES

1. Voting

The holders of the Common Shares shall be entitled to one vote for each Common Share held at all meetings of shareholders of the Corporation, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series.

2. Dividends

Subject to the prior rights of the holders of the Preferred Shares and to any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of the Common Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, if, as and when declared by the directors out of the moneys of the Corporation properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine, and all dividends which the directors may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding.

3. Dissolution

In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Preferred Shares and to any other shares ranking senior to the Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the Corporation.

B. PREFERRED SHARES

1. Preferred Shares Issuable in Series

The Preferred Shares may, at any time and from time to time, be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be fixed by the directors of the Corporation. The directors of the Corporation may, before issuance and subject as hereinafter provided, determine the designation, rights, privileges, restrictions and conditions attaching to the Preferred Shares of each series including, without limiting the generality of the foregoing:

(a) the rate, amount or method of calculation of any dividends, whether cumulative, non-cumulative or partially cumulative, and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which any such dividends shall accrue and any preference of such dividends;

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(b) any rights of redemption and/or purchase and the redemption or purchase prices and terms and conditions of any such rights;

(c) any rights of retraction vested in the holders of Preferred Shares of such series and the prices and terms and conditions of any such rights and whether any other rights of retraction may be vested in such holders in the future;

(d) any voting rights;

(e) any conversion rights;

(f) any rights to receive the remaining property of the Corporation upon dissolution, liquidation or winding-up and the amount and preference of any such rights;

(g) any sinking fund or purchase fund; and

(h) any other provisions attaching to any such series of the Preferred Shares;

the whole subject to the issue by the Director appointed under the Business Corporations Act (Ontario) of a certificate of amendment in respect of the articles of amendment in prescribed form to designate a series of Preferred Shares.

2. 8% Convertible Preferred Shares, Series A

The first series of Preferred Shares of the Corporation shall consist of 76,945 Preferred Shares which shall be designated as 8% Convertible Preferred Shares, Series A (hereinafter referred to as the “8% Convertible Preferred Shares”) and which, in addition to the rights, privileges, restrictions and conditions attached to the Preferred Shares as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

(a) Non- Voting. Subject to the provisions of the laws governing the Corporation, as now existing or hereafter amended, the holders of the 8% Convertible Preferred Shares shall not be entitled as such to receive notice of or to attend any meeting of shareholders of the Corporation and shall not be entitled to vote at any such meeting, except in respect of the matters set out in Section 2(b).

(b) Certain Actions Requiring Vote. Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares 8% Convertible Preferred Shares, voting separately as a class, the Corporation shall not: (i) authorize, create or issue any shares of any other class or series ranking senior to the 8% Convertible Preferred Shares as to dividends or upon dissolution, liquidation or winding-up; or (ii) amend, alter or repeal any provision of the articles of amendment or by-laws of the Corporation in a manner that adversely affects the powers, preferences or rights of the 8% Convertible Preferred Shares.

(c) Dividends.

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(i) The holders of 8% Convertible Preferred Shares shall be entitled to receive, when, as and if declared by the directors of the Corporation out of funds legally available for such purpose, dividends (the “Preferred Dividends”) at the rate of 8% per share per annum of the Original Issue Price (as defined in Section 2(c)(v)).

(ii) The Preferred Dividends shall be fully cumulative, shall accumulate without interest from the date of original issuance of the 8% Convertible Preferred Shares and shall be payable semi-annually in arrears, at the election of the Corporation in:

(1) cash;

(2) Common Shares; or

(3) a combination of cash and Common Shares; provided that if the Corporation elects to pay all or any portion of such dividend in Common Shares, no fractional Common Shares shall be issued in payment of any such Preferred Dividend, and the Corporation shall pay cash in respect of any fraction of a Common Share that would otherwise be issuable in payment of such Preferred Dividend.

(iii) Preferred Dividends shall be payable on the last calendar day of each June and December, commencing on the last calendar day of the first June or December following the date of original issuance of the 8% Convertible Preferred Shares (provided, that if any such date is a Saturday, Sunday or legal holiday in the place where such Preferred Dividend is to be paid, then such Preferred Dividend shall be payable without interest on the next day that is not a Saturday, Sunday or legal holiday), to holders of record as they appear on the share ledger of the Corporation on such record dates as shall be fixed by the directors of the Corporation. Such record dates shall be not more than 60 nor less than 10 days preceding the respective Preferred Dividend payment dates.

(iv) Where the Corporation elects to pay all or any portion of the Preferred Dividends in Common Shares, the amount of the Preferred Dividends so payable shall be computed based on the average of the Volume Weighted Closing Price (as defined in the next sentence) of the Common Shares over the five (5) consecutive trading days immediately preceding the applicable declaration date. The “Volume Weighted Closing Price” for each trading day shall be the product of:

(1) the total number of Common Shares traded on such day on the New York Stock Exchange (the “NYSE”) or, if the Common Share are not listed or admitted to trading on the NYSE, on the principal national securities exchange on which the Common Shares are listed or admitted to trading,

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or, if the Common Shares are not listed or admitted to trading on any national securities exchange, on the principal inter-dealer quotation system on which the Common Shares are quoted; and

(2) the last reported sale price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way on such trading day, in either case as reported by the NYSE, or, if the Common Shares are not listed or admitted to trading on the NYSE, on the principal national securities exchange on which the Common Shares are listed or admitted to trading, or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the average of the bid and asked prices for such day on the principal inter-dealer quotation system on which the Common Shares are quoted, or, if the Common Shares are not quoted on any such inter-dealer quotation system, the average of the bid and asked prices for such day as furnished by any NYSE member firm selected from time to time by the Corporation for such purpose, or, if no such bid and asked prices can be obtained from any such firm, the fair market value of one Common Share on such day as determined in good faith by the directors of the Corporation.

(v) No dividends or other distributions in respect of Common Shares, other than dividends payable solely in Common Shares or other shares in the capital of the Corporation ranking junior as to payment of dividends to the 8% Convertible Preferred Shares (such Common Shares and other shares being referred to herein collectively as “Junior Dividend Shares”), shall be paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any Junior Dividend Shares unless and until:

(1) all accumulated and unpaid Preferred Dividends on the 8% Convertible Preferred Shares, including the full Preferred Dividend for the then-current semi-annual dividend period, shall have been paid or declared and set apart for payment; and

(2) (A) in the case of a dividend on the Common Shares or any class or series of shares in the capital of the Corporation that is convertible into Common Shares, that dividend per 8% Convertible Preferred Share as would equal the product of:

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(I) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Shares, and

(II) the number of Common Shares issuable upon conversion of a 8% Convertible Preferred Share, in each case calculated on the applicable record date for determination of holders entitled to receive such dividend;

or (B) in the case of a dividend on any class or series of shares in the capital of the Corporation that is not convertible into Common Shares, that dividend per 8% Convertible Preferred Share determined by:

(I) dividing the amount of the dividend payable on each share of such class or series by the original issuance price of such class or series (subject to appropriate adjustment in the event of any stock dividend, share split, combination or other similar recapitalization with respect to such class or series), and

(II) multiplying such fraction by an amount equal to the Original Issue Price (as defined below),

shall have been paid in respect of each 8% Convertible Preferred Share; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of the Corporation, the dividend payable to the holders of 8% Convertible Preferred Shares pursuant to this Section 2(c)(v) shall be calculated based upon the dividend on the class or series that would result in the highest Preferred Dividend. The “Original Issue Price” shall mean U.S.$25.00 per 8% Convertible Preferred Share, subject to appropriate adjustment in the event of any stock dividend, share split, combination or other similar recapitalization with respect to the 8% Convertible Preferred Shares.

(vi) If at any time any dividend on any share in the capital of the Corporation ranking senior as to payment of dividends to the 8% Convertible Preferred Shares (such shares being referred to herein as “Senior Dividend Shares”) shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the 8% Convertible Preferred Shares unless and until all accumulated and unpaid dividends with respect to the Senior Dividend Shares, including the full dividend for the then

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current dividend period, shall have been paid or declared and set apart for payment, without interest.

(vii) No full dividends shall be paid or declared and set apart for payment on any shares in the capital of the Corporation ranking, as to payment of dividends, on a parity with the 8% Convertible Preferred Shares (such such shares being referred to herein as “Parity Dividend Shares”) for any period unless full cumulative Preferred Dividends have been, or contemporaneously are, paid or declared and set apart for payment on the 8% Convertible Preferred Shares for all dividend periods terminating on or prior to the date of payment of such full cumulative Preferred Dividends. No full Preferred Dividends shall be paid or declared and set apart for payment on the 8% Convertible Preferred Shares for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on any Parity Dividend Shares for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the 8% Convertible Preferred Shares and any Parity Dividend Shares, all dividends paid or declared and set apart for payment upon 8% Convertible Preferred Shares and Parity Dividend Shares shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per 8% Convertible Preferred Share and per Parity Dividend Share shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per 8% Convertible Preferred Share and per Parity Dividend Share bear to each other.

(viii) Any reference to “distribution” contained in this Section 2(c) shall not be deemed to include any distribution made in connection with the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary.

(d) Dissolution. In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of any shares ranking senior to the 8% Convertible Preferred Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, the holders of 8% Convertible Preferred Shares shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount equal to the Preferred Dividends accumulated and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to the greater of: (i) the Original Issue Price; and (ii) such amount per share as would have been payable had all of the then-outstanding 8% Convertible Preferred Shares been converted into Common Shares pursuant to Section 2(g) hereof immediately prior to such dissolution, liquidation or winding-up, and no more, before any payment shall be made or any assets distributed to the holders of Common Shares or any other shares in the capital of the Corporation ranking

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junior as to dissolution rights to the 8% Convertible Preferred Shares (such Common Shares and other shares being referred to herein collectively as “Junior Dissolution Shares”); provided, that such rights shall accrue to the holders of 8% Convertible Preferred Shares only in the event that the Corporation’s payments with respect to the dissolution preferences of the holders of shares in the capital of the Corporation ranking senior as to the dissolution rights to the 8% Convertible Preferred Shares (such shares being referred to herein as “Senior Dissolution Shares”) are fully met. The entire assets of the Corporation available for distribution after the dissolution preferences of any Senior Dissolution Shares are fully met shall be distributed rateably among the holders of the 8% Convertible Preferred Shares and any other shares in the capital of the Corporation ranking on a parity as to dissolution rights with the 8% Convertible Preferred Shares in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts).

(e) Consolidation, Merger or Sale. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property will be deemed a dissolution, liquidation or winding-up of the Corporation for purposes of Section 2(d).

(f) No Redemption or Maturity. The 8% Convertible Preferred Shares shall not: (i) be redeemable by the Corporation; (ii) be redeemable upon the request of holders thereof or exchangeable for any other shares in the capital of the Corporation, indebtedness of the Corporation or other property; (iii) be subject to any mandatory redemption or the operation of a purchase, retirement or sinking fund; and (iv) have any stated maturity date.

(g) Conversion at the Option of Holders.

(i) Holders of 8% Convertible Preferred Shares may, at their option upon surrender of the certificates therefor, convert any or all of their 8% Convertible Preferred Shares into fully paid and non-assessable Common Shares (and such other securities and property as they may be entitled to, as hereinafter provided) at any time after issuance thereof. Each 8% Convertible Preferred Share shall be convertible at the office of any transfer agent for the 8% Convertible Preferred Shares, and at such other office or offices, if any, as the directors of the Corporation may designate, into that number of fully paid and non-assessable Common Shares (calculated as to each conversion to the nearest 1/100th of a share) as shall be equal to the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion.

(ii) The number of Common Shares into which an 8% Convertible Preferred Share may be converted shall equal the Original Issue Price per share being converted divided by the Conversion Price (as defined below), subject to adjustment from time to time as provided in Section 2(i) (such

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conversion rate, as so adjusted from time to time, being referred to herein as the “Conversion Rate”). The initial Conversion Rate shall be 2.731787605 Common Shares issuable upon conversion of 8% Convertible Preferred Share. The “Conversion Price” shall be equal to the Original Issue Price divided by the Conversion Rate in effect at the time of conversion, as adjusted for any stock dividends, share splits, combinations or other similar recapitalization with respect to the 8% Convertible Preferred Shares. Except as provided in this Section 2(g) and Section 2(h), upon conversion, no adjustment or payment shall be made in respect of accumulated and unpaid dividends on the 8% Convertible Preferred Shares surrendered for conversion.

(iii) Upon conversion of any 8% Convertible Preferred Share, the holder thereof shall also be entitled to receive a sum equal to all declared and unpaid Preferred Dividends on such share (the “Conversion Payment”). At the election of the Corporation, the amount of such Conversion Payment shall be determined, and such Conversion Payment shall be payable in the forms permitted by, Section 2(c).

(iv) The right of holders of 8% Convertible Preferred Shares to convert their shares shall be exercised by surrendering for such purpose to the Corporation or its agent, as provided above, certificates representing shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Shares or other securities or property upon conversion of 8% Convertible Preferred Shares in a name other than that of the holder of the 8% Convertible Preferred Shares being converted, nor shall the Corporation be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(v) A number of authorized but unissued Common Shares sufficient to provide for the conversion of the 8% Convertible Preferred Shares outstanding upon the basis hereinbefore provided shall at all times be reserved by the Corporation, free from pre-emptive rights, for such conversion, subject to the other provisions of this Section 2(g). If the Corporation shall issue any securities or make any change in its capital structure that would change the number of Common Shares into which each 8% Convertible Preferred Shares shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of Common Shares authorized and reserved, free from pre-emptive rights, for conversion of the outstanding 8% Convertible Preferred Shares on the new basis. The Corporation shall comply with all securities laws regulating the

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offer and delivery of Common Shares upon conversion of the 8% Convertible Preferred Shares and shall use its best efforts to list such shares on each national securities exchange on which the Common Shares are listed.

(vi) Upon the surrender of certificates representing 8% Convertible Preferred Shares to be converted, duly endorsed or accompanied by proper instruments of transfer as provided above, the person converting such shares shall be deemed to be the holder of record of the Common Shares issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Shares or other securities, cash or other assets as herein provided.

(vii) No fractional Common Shares shall be issued upon conversion of 8% Convertible Preferred Shares but, in lieu of any fraction of a Common Share which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of: (1) the Closing Price (as defined in the next sentence) of a Common Share on the last trading day before the date on which Common Shares are issued upon conversion of an 8% Convertible Preferred Share, and (2) such fraction of a share. The “Closing Price” for each day shall be the last reported sale price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way on such trading day, in either case as reported by the NYSE, or, if the Common Shares are not listed or admitted to trading on the NYSE, on the principal national securities exchange on which the Common Shares are listed or admitted to trading, or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the average of the bid and asked prices for such day on the principal inter-dealer quotation system on which the Common Shares are quoted, or, if the Common Shares are not quoted on any such inter-dealer quotation system, the average of the bid and asked prices for such day as furnished by any NYSE member firm selected from time to time by the Corporation for such purpose, or, if no such bid and asked prices can be obtained from any such firm, the fair market value of one Common Share on such day as determined in good faith by the directors of the Corporation.

(h) Mandatory Conversion.

(i) In the event that at any time on or after June 30, 2014, the average of the Volume Weighted Closing Price of the Common Shares over the 90 consecutive trading days immediately prior to the date of determination is greater than U.S.$18.30 per Common Share, as adjusted for any stock dividends, share splits, combinations or other similar recapitalization with respect to the Common Shares, the Corporation may, at its option, elect

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that all, but not less than all, outstanding shares of 8% Convertible Preferred Shares shall be automatically converted into Common Shares at the then-effective Conversion Rate and such shares may not be reissued by the Corporation. The date and time specified for such automatic conversion is referred to herein as the “Mandatory Conversion Time”. The Corporation shall send written notice of the mandatory conversion (the “Mandatory Conversion Notice”) to each holder of record of 8% Convertible Preferred Shares not less than 30 days prior to the Mandatory Conversion Time. Each Mandatory Conversion Notice shall state:

(1) that all shares of 8% Convertible Preferred Shares are subject to such mandatory conversion;

(2) the Mandatory Conversion Time and the then-current Conversion Rate; and

(3) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the 8% Convertible Preferred Shares to be converted.

Upon receipt of a Mandatory Conversion Notice, each holder of 8% Convertible Preferred Shares shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.

(ii) All rights with respect to the 8% Convertible Preferred Shares converted pursuant to this Section 2(h), including the rights, if any, to receive notices and vote (other than as a holder of Common Shares), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 2(h)(ii). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for 8% Convertible Preferred Shares, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full Common

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Shares issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 2(g) in lieu of any fraction of a Common Share otherwise issuable upon such conversion and the payment of any declared but unpaid Preferred Dividends on the 8% Convertible Preferred Shares converted. Such converted 8% Convertible Preferred Shares shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of 8% Convertible Preferred Shares accordingly.

(i) Adjustments to Conversion Rate. Notwithstanding anything in this Section 2(i) to the contrary, no change in the Conversion Rate shall be made until the cumulative effect of the adjustments called for by this Section 2(i) since the date of the last change in the Conversion Rate would change the Conversion Rate by more than 1%. However, once the cumulative effect would result in such a change, then the Conversion Rate shall be changed to reflect all adjustments called for by this Section 2(i) and not previously made. Subject to the foregoing, the Conversion Rate shall be adjusted from time to time as follows:

(i) In case of any consolidation or merger of the Corporation with any other corporation (other than a wholly owned subsidiary of the Corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in case of any share exchange pursuant to which all of the outstanding Common Shares are converted into other securities or property, the Corporation shall, prior to or at the time of such transaction, make appropriate provision or cause appropriate provision to be made so that holders of each 8% Convertible Preferred Share then outstanding shall have the right thereafter to convert such 8% Convertible Preferred Share into the kind and amount of shares and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of Common Shares into which such 8% Convertible Preferred Shares could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of Common Shares is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of 8% Convertible Preferred Shares the right to elect the securities, cash or other assets into which the 8% Convertible Preferred Shares held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Shares (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election).

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(ii) In case the Corporation shall: (1) pay a dividend or make a distribution on its Common Shares in shares in its capital; (2) subdivide its outstanding Common Shares into a greater number of shares; (3) combine its outstanding Common Shares into a smaller number of shares; or (4) issue by reclassification of its Common Shares any shares in its capital, then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any 8% Convertible Preferred Shares thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares in the capital of the Corporation that such holder would have owned or have been entitled to receive after the happening of such event had such 8% Convertible Preferred Shares been converted immediately prior to the record date for such event (or if no record date is established in connection with such event, the effective date for such action). An adjustment pursuant to this Section 2(i)(ii) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(iii) In case the Corporation shall issue rights or warrants to all holders of the Common Shares entitling such holders on the record date referred to below to subscribe for or purchase Common Shares at a price per share less than the average of the daily Closing Prices (as defined in Section 2(g)(vii)) of the Common Shares on the 30 consecutive business days commencing 45 business days before such record date (the “Current Market Price”), then in each such case the Conversion Rate in effect on such record date shall be adjusted in accordance with the formula:

C1 = C x O + N

O + N x P

M

where

C1 = the adjusted Conversion Rate. C = the current Conversion Rate.

O = the number of Common Shares outstanding on the record date.

N = the number of additional Common Shares offered.

P = the offering price per additional Common Share offered.

M = the Current Market Price per Common Shares on the record date.

Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or

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warrants. If all of the Common Shares subject to such rights or warrants have not been issued when such rights or warrants expire, then the Conversion Rate shall promptly be readjusted to the Conversion Rate that would be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of Common Shares issued upon the exercise of such rights or warrants.

(iv) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Shares evidence of its indebtedness or assets (including securities, but excluding any rights or warrants to purchase securities of the Corporation referred to in Section 2(i)(iii) above, any dividend or distribution paid in cash out of the retained earnings of the Corporation and any dividend or distribution referred to in Section 2(i)(ii) above), then in each such case the Conversion Rate then in effect shall be adjusted in accordance with the formula:

C1 = C x M M-F

C1 = the adjusted Conversion Rate. C = the current Conversion Rate.

M = the Current Market Price per Common Shares on the record date mentioned below.

F = the amount of such cash dividend and/or the fair market value on the record date of the assets, securities, rights or warrants to be distributed divided by the number of Common Shares outstanding on the record date. The directors of the Corporation shall determine in good faith such fair market value.

Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution.

(v) All calculations under this Section 2(i) shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

(vi) In the event that at any time, as a result of an adjustment made pursuant to Sections 2(i)(i) or 2(i)(ii) above, the holder of any 8% Convertible Preferred Shares thereafter surrendered for conversion shall become entitled to receive securities, cash or assets other than Common Shares, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Shares contained in Sections 2(i)(i) through 2(i)(v) above.

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(vii) Except as otherwise provided above in this Section 2(i), no adjustment in the Conversion Rate shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Shares.

(viii) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall send to each transfer agent for the 8% Convertible Preferred Shares and the Common Shares, and to the principal securities exchange, if any, on which the 8% Convertible Preferred Shares and the Common Shares are traded, a statement signed by any two authorized officers of the Corporation stating the adjusted Conversion Rate determined as provided in this Section 2(i), and any adjustment so evidenced, given in good faith, shall be binding upon all shareholders and upon the Corporation. Whenever the Conversion Rate is adjusted, the Corporation shall give notice by mail at the time of, and together with, the next dividend payment to the holders of record of 8% Convertible Preferred Shares, setting forth the adjustment and the new Conversion Rate and Conversion Price. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

(ix) Whenever the Corporation shall propose to take any of the actions specified in Sections 2(i)(i), 2(i)(ii), 2(i)(iii) or 2(i)(iv) that would result in any adjustment in the Conversion Rate, the Corporation shall cause a notice to be mailed at least 30 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action to the holders of record of the outstanding 8% Convertible Preferred Shares on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Shares shall participate in any such actions or be entitled to exchange their Common Shares for securities or other property, as the case may be. Failure by the Corporation to give such notice or any defect in such notice shall not affect the validity of the transaction.

(x) Notwithstanding any other provision of this Section 2(i), no adjustment in the Conversion Rate need be made:

(1) for a transaction referred to in Sections 2(i)(i), 2(i)(ii), 2(i)(iii) or 2(i)(iv), if holders of 8% Convertible Preferred Shares are to participate in the transaction or distribution on such a basis and with such notice as the directors of the Corporation determine in good faith to be fair to the holders of the 8% Convertible Preferred Shares and appropriate in light of the basis and notice on which holders of Common Shares participate in the transaction;

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(2) for sales of Common Shares pursuant to a plan for reinvestment of dividends on Common Shares, provided that the purchase price in any such sale is at least equal to 95% of the market price of the Common Shares at the time of such sales; or

(3) for sales of Common Shares pursuant to any plan adopted by the Corporation for the benefit of its employees or consultants, provided that such plan has been approved by the Corporation’s independent directors, or pursuant to any plan for the benefit of the Corporation’s directors, provided that such plan has been approved by the Corporation’s shareholders.

(j) Currency. The 8% Convertible Preferred Shares shall be denominated in U.S. dollars. The declaration and payment by the Corporation of Preferred Dividends, any Conversion Payment and all other payments hereunder in respect of the 8% Preferred Shares shall be made in U.S. dollars.

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6. The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act.

La modification a ete dument autorisee conformement aux articles 168 et 170 (selon le cas) de la Loi sur les societes par actions.

7. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on

Les actionnaires ou les administrateurs (selon le cas) de la societe ont approuve la resolution autorisant la modification le

2011- 0 3 - 28

(Year, Month, Day) (annee, mois, jour)

These articles are signed in duplicate.

Les presents statuts sont signes en double exemplaire.

BROOKFIELD RESIDENTIAL PROPERTIES INC.

(Print name of corporation from Article 1 on page 1)

(Veuillez ecrir le nom de la societe de l’article un a la page une).

By/

Par

(Signature) (Signature)

VICE PRESIDENT & SECRETARY

(Description of Office) (Fonction)

Page 2 of/de 2

07119(2008/06)